Exhibit 3.91

Sec. 183.0202 Wis. Stats.

State of Wisconsin

Department of Financial Institutions

ARTICLES OF ORGANIZATION - LIMITED LIABILITY COMPANY

Executed by the undersigned for the purpose of forming a Wisconsin Limited Liability Company under Chapter 183 of the Wisconsin Statutes:

Article 1.	Name of the limited liability company:

Direct Financial Solutions of Wisconsin LLC

Article 2.	The limited liability company is organized under Ch. 183 of the Wisconsin Statutes.

Article 3.	Name of the initial registered agent:

Paul C. Klumb

Article 4.	Street address of the initial registered office:

6688 N. Shawmoors Drive
Chenequa, WI 53029
United States of America

Article 5.	Management of the limited liability company shall be vested in:

A manager or managers

Article 6.	Name and complete address of each organizer:

Trevin G. Workman
503 West 2600 South, Suite 200
Bountiful, UT 84010
United States of America

Other Information.	This document was drafted by:

Not executed in Wisconsin

Organizer Signature:

Trevin G. Workman

 Set. It*: State of Wisconsin Wis. Stats Department of Financial Institutions Division of Corporate and Consumer Services  ARTICLES OF AMENDMENT - LIMITED LIABILITY COMPANY Note: Articles of Amendment cannot be filed to add or remove members, managers or owners of the limited liability company. Member and manager information should be listed in the company’s operating agreement. The operating agreement is not filed with the Department of Financial Institutions. A. The present limited liability company name (prior to any change effected by this amendment) is: Direct Financial Solutions of Wisconsin LLC (Enter Limited Liability Company Name) Text of Amendment (Refer to the existing articles of organization and the instructions on the reverse of this form. Determine those items to be changed and enter the number identifying the paragraph in the articles of organization being changed and how the amended paragraph is to read.) RESOLVED, THAT the articles of organization be amended as follows: Article One: The name of the Limited Liability Company is changed from Direct Financial Solutions of Wisconsin LLC to Cash Central of Wisconsin, LLC. MAY 24 2007 01:34 PM [ILLEGIBLE] A 374870 DC0RP40 $40.00 B. Amendment(s) to the articles of organization was adopted by the vote required by sec. 183.0404(2), Wis. Stats. C.Executed on 5/1/07 [ILLEGIBLE] (Date) (Signature) Title:  Member OR Manager (Select and mark (X) the appropriate title) Trevin Workman (Printed name) This document was drafted by Trevin Workman (Name the individual who drafted the document) FILING FEE - $40.00 DFI/CORP/504(R09-05)